         To Become Effective Upon Filing Pursuant to Rule 462
As filed with the Securities and Exchange Commission _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ECONTENT, INC.
               [Exact Name of Issuer as Specified in its Charter]

Commission File Number: _______

     Delaware                               23-2442288
   [State of Incorporation]        [IRS Employer Ident. No.]


 105 South Narcissus Avenue, West Palm Beach, Florida 33401 Tel: (561) 835-0094
          [Address of Principal Place of Business and Executive Office]


                              CONSULTING AGREEMENT
                              DATED MARCH 30, 2000
                   BETWEEN THE REGISTRANT AND M. BLAINE RILEY
                             [Full Name of the Plan]

Mr. John Sgarlat, The Citizens Building, 105 S. Narcissus Avenue, Suite 701, West Palm Beach, Florida 33401

                     [Name and Address of Agent for Service]
                        Copy to: Kogan & Taubman, L.L.C.
          39 Broadway, Suite 2250 New York, NY 10006 Tel:(212) 425-8200

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is effective.


CALCULATION OF REGISTRATION FEE
Title of                      Amount being   Proposed   Proposed    Amount of
Securities                    Registered     Maximum    Maximum     Registration
being                                        Offering   Aggregate   Fee
Registered                                   Price      Offering
                                             Per Share  Price(1)
Common Stock, par
value $0.08                     100,000        $1.09    $ 109,000     $ 100.00
                                                                      --------
Total Fee                                                             $ 100.00

-----------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the Registration Fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average bid and asked price of Common Stock of eContent, Inc., as reported on the NASD over-the-counter bulletin board on April 6, 2000.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

         Registrant (sometimes referred to herein as the "Company") has entered into a Consulting Agreement (the "Consulting Agreement") with M. Blaine Riley ("Riley" or "Consultant"), dated March 30, 2000.

         Pursuant to the Consulting Agreement, Riley will engage in providing services to the Company relating to advice as to the Company's employee benefit programs, employee stock ownership plans, option plans, 401K plans, bonus plans, banking methods and systems. In addition, Consultant will assist the Company in setting up and implementing proper software programs for each of the above-mentioned plans. Riley has NOT AND WILL NOT arrange financing that involves any securities issuance nor has Consultant promoted or maintained a market for the Company's securities.

         As compensation for the services provided, the Company provided Riley with 100,000 shares of the Company's Common Stock.

         With respect to the shares of common stock issued to Riley the Company is obligated to prepare and file this Registration Statement on Form S-8 by no later than April 5, 2000.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Registrant shall provide the Consultant, without charge, upon his written or oral requests, the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement. Registrant shall also provide to Consultant, without charge upon his oral or written request, with all other documents required to be delivered to Consultant pursuant to Rule 428(b). All such requests shall be directed to Registrant at Registrant's offices located at 105 South Narcissus Avenue, Suite 701, West Palm Beach, Florida 33401.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission are incorporated by reference:

         (a) Registrant's Annual Report on Form 10-KSB for the period ended September 30, 1999, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, which contain, either directly or by incorporation by reference, certified financial statements for the Company's latest fiscal year for which such statements have been filed;

         (b) All other reports, including but not limited to Quarterly Reports on Form 10-QSB, including February 11, 2000, and Current Reports on Form 8-K, filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act;

         (c) All reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized capital stock of the Company consists of 50,000,000 Shares of common stock, par value $0.08 per Share and 1,000,000 shares of Preferred Stock, par value $10.00 per share.

 a.  Common Stock

           The holders of common stock (i) have equal and ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company;
(iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto); and (iv) are entitled to one non-cumulative vote per share, on all matters which shareholders may vote at all meetings of shareholders.

         Since its inception, the Company has not paid any cash dividend on its Common Stock and does anticipate that it will pay cash dividends in the foreseeable future.

b.  Preferred Stock

      The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock, $10.00 par value per share, of which no shares have been issued. The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights. Any future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any Preferred Stock nor adopt any series, preferences or other classification of Preferred Stock.

         Registrant is registering hereunder 100,000 shares of its authorized, but unissued common stock as discussed herein above. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Registration Statement, when issued, will also be fully paid for and non-assessable.

Item 5. Interest of Named Experts and Counsel.

            Not Applicable.

Item 6.  Indemnification of Officers and Directors.

         Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said persons aced in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful). Also, the By-laws of the Company state that the indemnification provisions of Section 145 of the Delaware Corporation Code shall be utilized to the fullest extent permitted.

Item 7.  Exemption From Registration Claimed.

                  Not Applicable.

Item 8.  Exhibits.

         The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation SB and are specifically incorporated herein by this reference:

Exhibit No.                           Title

4.0 Consulting Agreement dated March 30, 2000, between Registrant and M. Blaine Riley

5.0 Opinion letter of Kogan & Taubman, L.L.C. regarding the legality of the securities registered.

23.0 Consent of Kogan & Taubman, L.L.C., counsel to Registrant, to the use of its opinion with respect to the legality of the securities being registered hereby - (contained in 5.0)

Item 9.  Undertakings.
         a.  Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that Paragraph a(1)(i) and a(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by a small business issuer under the Exchange Act.

         2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for the determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of West Palm Beach, State of Florida on the 6th day of April 2000


                                           EContent Inc.,(Registrant)


                                           By:   /s/John Sgarlat
                                                 -----------------------
                                                 Chief Executive Officer


Pursuant to the requirements of the 1933 Act, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

      Signatures                       Title                      Date


/s/ John Sgarlat           Chief Executive Officer          April 6, 2000
----------------           Director
John Sgarlat

/s/William Campbell        Executive Vice                   April 6, 2000
--------------------       President, Chief Financial
William Campbell           Officer, Director